LICENSE PURCHASE AGREEMENT FROM KOUEI INTERNATIONAL

INC. BY HARMONIC ENERGY INC.

This License Purchase Agreement sets forth the understanding, which has been reached between Kouei International Inc. a company incorporated in Antigua, with its principal office located at W852 Woods Centre, St Johns, Antigua, WI ("Seller") and of Harmonic Energy Inc. ("Purchaser"), with its principal office located at 3rd Floor, 207 Regent Street, London, United Kingdom, W1 B 3HH.

1.                   License Assignment. The Purchaser will acquire from Seller the exclusive rights to North American and Europe via a licensing agreement the Seller has with Kouei Industries Co., Ltd of Japan for the Tyrolysis Technology. The Seller has the right to assign this license at its discretion which is expressly written in the licensing agreement.

2.                   Funds. Within ninety days (90) days from the closing on the Purchase of the License Agreement, including, but not limited to, the filing of all necessary documentation with the Securities and Exchange Commission the Purchaser shall transfer to the Seller one hundred and seventy five thousand dollars ($175,000) USD, a second payment ninety days (90) days after the first payment will be made a equal to the first payment of one hundred and seventy five thousand dollars ($175,000) USD, a third and final payment ninety days (90) days after the second payment will be made of one hundred and seventy five thousand dollars ($175,000) USD and this together for a total of five hundred and twenty five thousand dollars ($525,000) with royalties will be full and complete consideration for this transaction.

3.                   Royalties. An ongoing technology implementation royalty of three percent (3%) of all revenues in respect of gross sales will be made for a period of five (5) years. A royalty of two dollars and fifty cents ($2.50) per remanufactured passenger tire and a royalty of three dollars and fifty cents ($3.50) per remanufactured light truck and truck tire will be made at the end of each month for a period of five (5) years.

4.                   Additional Terms and Conditions of the Acquisition.

a.	upon Signing the License Purchase Agreement, the Purchaser shall have full access to the Se1lers; properties, books, records, information, technical drawings, contacts and anything related to the License Agreement and Tyrolysis Technology and equipment supplied by Kouei Industries.

b.	The Purchaser and Seller shall have received all authorizations, regulatory approvals and third party consents necessary for the consummation of the Acquisition and all applicable legal requirements shall have been satisfied;

c.	It is hereby agreed that the Sellers will be contracted for a 2 year period to help with the transaction and successful implementation of the technology transfer. During this term the Seller may be required to provide their engineering expertise and or participate in industry technology presentations.

d.	Conduct of Business. The Seller shall use its reasonable best efforts to preserve intact the business organization and employees and other business relationships. The Seller shall continue to operate in the ordinary course of business and maintain its books, records and accounts in accordance with generally accepted accounting principles, consistent with past practice until the transfer is complete. Also the Seller shall use its reasonable best efforts to maintain the current financial condition, including working capital levels and shall not incur any indebtedness or enter into any agreements while the technology transfer is underway.

e.	Disclosure. Without the prior written consent neither party shall disclose to any person the details of this License Purchase Agreement, unless in the opinion of such party disclosure is required to be made by applicable law, regulation or court order, and such disclosure is made after prior consultation with each party.

f.	f) Access to Seller. The Seller will give the Purchaser and its representative's full access to any personnel and all properties, documents, contracts, books, records and operations of the Seller relating to the purchase of the Technology License. The Seller will furnish the Purchaser with copies of documents and all other information related to the technology license purchase as the Purchaser may request.

5.	Expenses. Each Party shall have independent counsel and as such all legal fees and expenses shall be borne by each Party.

6.	Conduct of Business of Seller Pending Closing. Until the transaction for the technology license purchase has been completed and completely fulfilled based on the terms outlined in this agreement, the Seller will conduct its business only in the ordinary course and none of the assets or rights related to the technology license of Seller shall be sold or disposed of.

7.	Representations and Warranties. The Seller representations and warranties of this transactions, including without limitation, (a) the accuracy and completeness of the Seller's financial statements for the past two years and current financial statements; (b) disclosure of all the Seller's contracts, commitments and liabilities, direct or contingent; (c) the physical condition, suitability, ownership and absence of liens, claims and other adverse interests with respect to the Seller's License; (d) the absence of a material adverse change in the condition (financial Or otherwise), business, properties, license or prospects of the Seller; (e) absence of pending or threatened litigation {other than disclosed in writing), investigations or other matters affecting the technology license purchase agreement; (f) the Seller's compliance with laws and regulations applicable to its business and good standing of the technology license required for its business; and (g) the due incorporation, organization, valid existence, good standing and capitalization of the Seller.

8.	No Other Offers. As a result, upon execution of this agreement the Seller and the Principal Shareholder shall terminate any existing discussions or negotiations with any other parties in relation to purchase acquisition of the Sellers technology license. In addition, from and after the date hereof, none of the Seller nor any of its shareholders, subsidiaries or affiliates, or any of their respective officers, directors, employees, members, managers, representatives or agents, will directly or indirectly encourage, solicit, initiate, have or continue any discussions or negotiations with or participate in any discussions or negotiations with or provide any information to or otherwise cooperate in any other way with, or enter into any agreement, letter of intent or agreement in principle with, or facilitate or encourage any effort or attempt by any corporation, partnership, Seller, person or other entity or group (other than Purchaser and its shareholders, subsidiaries or affiliates, or any of their respective officers, directors, employees, members, managers, representatives or agents) concerning any merger, joint venture, recapitalization, reorganization, sale of substantial assets, sale of any shares of capital stock, investment or similar transaction involving the Seller or any subsidiary or division of the Seller. The Seller shall notify Purchaser promptly of any inquiries, proposals or offers made by third parties to the Seller or any of its shareholders, subsidiaries or affiliates, or any of their respective officers, directors, employees, members, managers, representatives or agents with respect to an Technology License Purchase and furnish the Purchaser the terms thereof (including, without limitation, the type of consideration offered and the identity of the third party).
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9.	Enforceable Agreement; Compliance with Applicable Laws. This License Purchase Agreement shall constitute an enforceable agreement between the Purchaser and Seller. It is the understanding of the Purchaser and Seller that all matters referred to in this License Purchase Agreement are conditioned upon compliance with applicable Federal and state securities laws and other applicable laws.

The undersigned concur with the matters set forth in the foregoing License Purchase Agreement.

Dated: March 14, 2012	HARMONIC ENERGY INC.
By: Hiroyasu Tanaka
/s/ Hiroyasu Tanaka
Its: Director

Dated: March 12, 2012	KOUEI INTERNATIONAL INC.
By: Kim Heungsoo
/s/ Kim Heungsoo
Its: President

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